Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. provides guidance for 2006 fourth quarter results
Sioux City, Iowa (January 24, 2007)—Terra Industries Inc. (NYSE: TRA) announced today that it expects 2006 fourth quarter revenues to be approximately 5% lower than its 2006 third quarter revenues of $464.8 million. The decline is mostly due to lower methanol revenues.
Terra also reported that it expects 2006 fourth quarter operating income to be higher than third quarter operating income. The expected increase in operating income is largely due to higher gross profits per ton for Terra’s major fertilizer products—ammonia, UAN solutions and ammonium nitrate—than those realized during the third quarter.
Terra’s estimated fourth quarter net income approximates that of the preceding quarter as higher income tax expenses offset most of the operating income change. The projected increase to income taxes is due to fourth quarter changes in foreign exchange rates that reduce the value of Terra’s net operating loss carryforwards.
Terra expects to finalize its preliminary results and report fourth quarter financial results on Feb. 8, 2007.
About Terra
 Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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